Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

WORTHINGTON INDUSTRIES, INC.

AND

WORTHINGTON STEEL, INC.

DATED AS OF [⚫], 2023

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6.1	Employer Rights	23
6.2	Effect on Employment	24
6.3	Consent of Third Parties	24
6.4	Access to Employees	24
6.5	Beneficiary Designation/Release of Information/Right to Reimbursement	24
6.6	No Third Party Beneficiaries	24
6.7	No Duplication or Acceleration of Benefits	25
6.8	Employee Benefits Administration	25

ARTICLE VII. MISCELLANEOUS		25

7.1	Counterparts; Entire Agreement; Corporate Power	25
7.2	Governing Law	26
7.3	Assignability	26
7.4	Third-Party Beneficiaries	26
7.5	Notices	26
7.6	Severability	27
7.7	Force Majeure	27
7.8	Headings	27
7.9	Survival of Covenants	28
7.10	Waivers of Default	28
7.11	Dispute Resolution	28
7.12	Amendments	28
7.13	Construction	28
7.14	Performance	28
7.15	Limited Liability	29
7.16	Exclusivity of Tax Matters	29
7.17	Limitations of Liability	29

Exhibits

Exhibit A            New Worthington Performance Awards - Calculation Methodology

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EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of [_______], is entered into by and between Worthington Industries, Inc., an Ohio corporation (“New Worthington”), and Worthington Steel, Inc., an Ohio corporation and wholly owned subsidiary of New Worthington (“Worthington Steel”). “Party” or “Parties” means New Worthington or Worthington Steel, individually or collectively, as the case may be. Capitalized terms used in this Agreement shall have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, New Worthington, acting together with its Subsidiaries, currently conducts the New Worthington Business and the Worthington Steel Business;

WHEREAS, New Worthington and Worthington Steel have entered into that certain Separation and Distribution Agreement dated as of [ ⚫ ], 2023 (as amended, restated, amended and restated and otherwise modified from time to time, the “Separation Agreement”) pursuant to which Worthington Steel will separate from the rest of New Worthington and be established as a separate, publicly traded company to operate the Worthington Steel Business;

WHEREAS, the Separation Agreement sets forth the terms and conditions applicable to the Distribution;

WHEREAS, pursuant to the Separation Agreement, New Worthington and Worthington Steel have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs between them and to address certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants and agreements contained in this Agreement and in the Separation Agreement, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

1.1 General. As used in this Agreement, the following terms shall have the following meanings:

“Accrued Incentive Amount” shall mean the aggregate amount accrued by New Worthington in respect of Worthington Steel Employees under any New Worthington cash incentive compensation and sales commission plans and programs (including, without limitation, the New Worthington AIP) applicable to such Worthington Steel Employees and unpaid as of the date on which the employment or services of such Worthington Steel Employees are transferred to the Worthington Steel Group.

“Affiliate” shall have the meaning ascribed to it in the Separation Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreement” shall have the meaning ascribed to it in the Separation Agreement.

“Assets” shall have the meaning ascribed to it in the Separation Agreement.

“Benefit Arrangement” shall mean, with respect to an entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any Welfare Plan and any other benefit plan, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, vacation, paid or unpaid leave, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, supplemental income, retiree benefit or other fringe benefit (whether or not taxable), or employee loans, that are sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates), and excluding workers’ compensation plans, policies, programs and arrangements.

“Business Day” shall have the meaning ascribed to it in the Separation Agreement.

“COBRA” shall mean Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, or similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation Committee” shall mean the Compensation Committee of the New Worthington Board.

“Delayed Transfer Date” shall mean the date on which it is determined by New Worthington that either (i) a Delayed Transfer Worthington Steel Employee or Delayed Transfer New Worthington Employee is permitted to transfer from the New Worthington Group to the Worthington Steel Group or from the Worthington Steel Group to the New Worthington Group, respectively, in accordance with applicable Law, or (ii) the necessary business operations are set up in the relevant jurisdiction to enable employment of the Worthington Steel Employee or New Worthington Employee by the Worthington Steel Group or New Worthington Group, as applicable.

“Delayed Transfer Worthington Steel Employee” shall mean any Worthington Steel Employee whose employment is determined by New Worthington to not be eligible to be transferred to a member of the Worthington Steel Group at or prior to the Effective Time as a result of (i) requirements under applicable Law, (ii) participation in a long-term disability plan or similar arrangement or (iii) a delay in setting up Worthington Steel Business operations in a particular jurisdiction sufficient to employ such Worthington Steel Employee.

“Delayed Transfer New Worthington Employee” shall mean any New Worthington Employee whose employment is determined by New Worthington to not be eligible to be transferred from a member of the Worthington Steel Group to a member of the New Worthington Group at or prior to the Effective Time as a result of (i) requirements under applicable Law, (ii) participation in a long-term disability plan or similar arrangement or (iii) a delay in setting up New Worthington Retained Business operations in a particular jurisdiction sufficient to employ such New Worthington Employee.

“Dispute” shall have the meaning ascribed to it in the Separation Agreement.

“Distribution” shall have the meaning ascribed to it in the Separation Agreement.

“Distribution Date” shall have the meaning ascribed to it in the Separation Agreement.

“Effective Time” shall have the meaning ascribed to it in the Separation Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Force Majeure” shall have the meaning ascribed to it in the Separation Agreement.

“Former New Worthington Employee” shall mean any individual who would have qualified as a New Worthington Employee, but for the fact that such individual’s employment or service with New Worthington or any of its Subsidiaries or Affiliates terminated for any reason prior to the Effective Time.

“Former Worthington Steel Service Provider” shall mean any individual who would have qualified as a Worthington Steel Employee or Worthington Steel Independent Contractor, but for the fact that such individual’s employment or service with New Worthington or any of its Subsidiaries or Affiliates terminated for any reason prior to the date on which such individual’s employment or service would otherwise have transferred to Worthington Steel pursuant to this Agreement and provided that such individual’s most recent employment or service had been performed in the Worthington Steel Business.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Law” shall have the meaning ascribed to it in the Separation Agreement.

“Liabilities” shall have the meaning ascribed to it in the Separation Agreement.

“New Worthington” shall have the meaning set forth in the Preamble.

“New Worthington 401(k) Plan” shall mean the Worthington Industries, Inc. Deferred Profit Sharing Plan, as amended.

“New Worthington AIP” shall mean the Worthington Industries, Inc. Annual Incentive Plan for Executives, effective as of September 24, 2008.

“New Worthington Benefit Arrangement” shall mean any Benefit Arrangement, including a New Worthington Welfare Plan, sponsored, maintained or contributed to by any member of the New Worthington Group.

“New Worthington Board” shall mean the Board of Directors of New Worthington as set forth in the Recitals.

“New Worthington Cafeteria Plan” shall mean a “cafeteria plan” (within the meaning of Section 125 of the Code), including any health flexible spending account or dependent care plan, maintained by any member of the New Worthington Group.

“New Worthington Cash Incentive Programs” shall have the meaning set forth in Section 5.1.

“New Worthington Common Stock” shall mean the common shares of New Worthington, without par value.

“New Worthington DCP” shall mean the Worthington Industries, Inc. Amended and Restated 2005 Non-Qualified Deferred Compensation Plan, as amended.

“New Worthington Director DCP” shall mean the Worthington Industries, Inc. Amended and Restated 2005 Deferred Compensation Plan for Directors, as amended.

“New Worthington Employee” shall mean each employee of New Worthington or any of its Subsidiaries or Affiliates who does not qualify as a Worthington Steel Employee.

“New Worthington Employee Stock Purchase Plan” shall mean the Worthington Industries, Inc. Employee Stock Purchase Plan.

“New Worthington Group” shall have the meaning ascribed to it in the Separation Agreement.

“New Worthington Indemnitees” shall have the meaning ascribed to it in the Separation Agreement.

“New Worthington Non-Employee Director” shall mean each non-employee member of the New Worthington Board (which, for the avoidance of doubt, shall also include any non-employee member of the New Worthington Board who also serves as member of the board of directors of Worthington Steel).

“New Worthington Non-Retirement Eligible Holder” shall mean a New Worthington Employee who is not a New Worthington Retirement Eligible Holder.

“New Worthington Option” shall mean an option to purchase shares of New Worthington Common Stock granted pursuant to a New Worthington Stock Plan.

“New Worthington Performance Award” shall mean an award granted by New Worthington pursuant to a New Worthington Stock Plan that was denominated as a “Performance Share and Performance Cash Award” under the terms of such plan and the related award agreement, and that vests based on achievement of specified financial performance targets.

“New Worthington Post-Separation Stock Value” shall mean the closing price per share of New Worthington Common Stock trading regular way on the Distribution Date.

“New Worthington Pre-2005 DCP” shall mean the Worthington Industries, Inc. Amended and Restated Non-Qualified Deferred Compensation Plan, as amended.

“New Worthington Pre-Separation Stock Value” mean the closing price per share of New Worthington Common Stock trading “regular way with due bills” on the last trading day immediately preceding to the Distribution Date.

“New Worthington Ratio” shall mean the quotient obtained by dividing the New Worthington Pre-Separation Stock Value by the New Worthington Post-Separation Stock Value.

“New Worthington Restricted Stock Award” shall mean an award granted by New Worthington pursuant to a New Worthington Stock Plan that was denominated as “Restricted Stock” under the terms of such plan and the related award agreement, and vests solely based on the continued employment or service of the recipient.

“New Worthington Retained Business” shall have the meaning ascribed to “New Worthington Business” in the Separation Agreement.

“New Worthington Retained Liabilities” shall have the meaning ascribed to “New Worthington Liabilities” in the Separation Agreement.

“New Worthington Retirement Eligible Holder” shall mean a New Worthington Employee who, with respect to a given New Worthington Performance Award, has satisfied or would during the applicable performance period would satisfy, the eligibility conditions for retirement under New Worthington’s generally applicable retirement policies or practices, generally at least age 55 with at least 5 years of service and a combined age plus years of service of at least 65.

“New Worthington Stock Plans” shall mean, collectively, the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan, as amended, the Worthington Industries, Inc. 2010 Stock Option Plan, as amended, and the Worthington Industries, Inc. Amended and Restated 2006 Equity Incentive Plan for Non-Employee Directors, as amended, as applicable.

“New Worthington Welfare Plan” shall mean any Welfare Plan sponsored and maintained by New Worthington or any member of the New Worthington Group.

“Party” and “Parties” shall have the meanings set forth in the Preamble.

“Person” shall have the meaning ascribed to it in the Separation Agreement.

“Plan Transition Date” shall mean the date, as applicable to each New Worthington Benefit Arrangement, that is either (i) the Distribution Date or (ii) such other date as may be agreed between the Parties, including pursuant to the Transition Services Agreement. For purposes of clarity, the Plan Transition Date may vary for each New Worthington Benefit Arrangement.

“Separation” shall have the meaning ascribed to it in the Separation Agreement.

“Separation Agreement” shall have the meaning set forth in the Recitals.

“Subsidiary” shall have the meaning ascribed to it in the Separation Agreement.

“Tax” shall have the meaning ascribed to it in the Separation Agreement.

“Tax Matters Agreement” shall have the meaning ascribed to it in the Separation Agreement.

“Transition Services Agreement” shall have the meaning ascribed to it in the Separation Agreement.

“Welfare Plan” shall mean, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA and in 29 C.F.R. §2510.3-1) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision and mental health and substance use disorder), disability benefits, or life, accidental death and disability, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, contribution funding toward a health savings account, flexible spending accounts, tuition reimbursement or adoption assistance programs or cashable credits.

“Worthington Steel” shall have the meaning set forth in the Preamble.

“Worthington Steel 401(k) Plan” shall mean the Worthington Steel, Inc. 401(k) Retirement Plan.

“Worthington Steel Benefit Arrangement” shall mean any Benefit Arrangement, including a Worthington Steel Welfare Plan, sponsored, maintained or contributed to exclusively by any member of the Worthington Steel Group.

“Worthington Steel Business” shall have the meaning ascribed to it in the Separation Agreement.

“Worthington Steel Cafeteria Plan” shall mean a “cafeteria plan” (within the meaning of Section 125 of the Code), including any health flexible spending account or dependent care plan, maintained by any member of the Worthington Steel Group.

“Worthington Steel Cash Incentive Programs” shall have the meaning set forth in Section 5.1.

“Worthington Steel Common Stock” shall mean the common shares of Worthington Steel.

“Worthington Steel DCP” shall mean the Worthington Steel, Inc. Non-Qualified Deferred Compensation Plan, effective as of [ ⚫ ].

“Worthington Steel Director DCP” shall mean the Worthington Steel, Inc. Deferred Compensation Plan for Directors, effective as of [ ⚫ ].

“Worthington Steel Employee” shall mean each individual who is employed by (i) Worthington Steel or any of its Subsidiaries or Affiliates (excluding the New Worthington Group) as of the Effective Time, and (ii) New Worthington or any of its Subsidiaries or Affiliates (excluding the Worthington Steel Group) as of the date on which New Worthington determines to transfer the employment of applicable individuals to Worthington Steel or any of its Subsidiaries or Affiliates and who New Worthington determines as of such date is either (A) exclusively or primarily engaged in the Worthington Steel Business or (B) necessary for the ongoing operation of the Worthington Steel Business following the Effective Time, in each case regardless of whether any such employee is actively at work or is not actively at work as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal Law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence.

“Worthington Steel Group” shall have the meaning ascribed to it in the Separation Agreement.

“Worthington Steel Indemnitees” shall have the meaning ascribed to it in the Separation Agreement.

“Worthington Steel Independent Contractor” shall mean each individual who is engaged as an independent contractor or on any other non-employee basis by New Worthington or any of its Subsidiaries or Affiliates as of the date on which New Worthington determines to transfer the contracts of service of applicable individuals to Worthington Steel and who New Worthington determines as of such date is either (i) exclusively or primarily engaged in the Worthington Steel Business or (ii) necessary for the ongoing operation of the Worthington Steel Business following the Effective Time. For the avoidance of doubt, “Worthington Steel Independent Contractor” shall not include any New Worthington Non-Employee Director.

“Worthington Steel Liabilities” shall have the meaning ascribed to it in the Separation Agreement.

“Worthington Steel Non-Employee Director” shall mean each non-employee member of the board of directors of Worthington Steel who is not a New Worthington Non-Employee Director immediately after the Effective Time.

“Worthington Steel Non-Retirement Eligible Holder” shall mean a Worthington Steel Employee or Worthington Steel Independent Contractor who is not a Worthington Steel Retirement Eligible Holder.

“Worthington Steel Option” shall have the meaning set forth in Section 4.1.

“Worthington Steel Performance Award” shall have the meaning set forth in Section 4.2.

“Worthington Steel Ratio” shall mean the quotient obtained by dividing the New Worthington Pre-Separation Stock Value by the Worthington Steel Stock Value.

“Worthington Steel Restricted Stock Award” shall have the meaning set forth in Section 4.2.

“Worthington Steel Retirement Eligible Holder” shall mean a Worthington Steel Employee or Worthington Steel Independent Contractor who, with respect to a given New Worthington Performance Award, has satisfied or would during the applicable performance period would satisfy, the eligibility conditions for retirement under New Worthington’s generally applicable retirement policies or practices generally at least age 55 with at least 5 years of service and a combined age plus years of service of at least 65.

“Worthington Steel Stock Plan” shall mean, collectively, the Worthington Steel, Inc. 2023 Long-Term Incentive Plan and the Worthington Steel, Inc. 2023 Equity Incentive Plan for Non-Employee Directors.

“Worthington Steel Stock Value” shall mean the closing price per share of Worthington Steel Common Stock trading regular way on the Distribution Date.

“Worthington Steel Welfare Plan” shall mean any Welfare Plan sponsored and maintained by Worthington Steel or any member of the Worthington Steel Group.

1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “New Worthington” shall also be deemed to refer to the applicable member of the New Worthington Group, references to “Worthington Steel” shall also be deemed to refer to the applicable member of the Worthington Steel Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by New Worthington or Worthington Steel shall be deemed to require New Worthington or Worthington Steel, as the case may be, to cause the applicable members of the New Worthington Group or the Worthington Steel Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

ARTICLE II.

GENERAL PRINCIPLES

2.1 Nature of Liabilities. All Liabilities assumed or retained by a member of the New Worthington Group under this Agreement shall be New Worthington Retained Liabilities. All Liabilities assumed or retained by a member of the Worthington Steel Group under this Agreement shall be Worthington Steel Liabilities.

2.2 Transfers of Employees and Independent Contractors Generally.

(a) Immediately after the Effective Time, by virtue of this Agreement and without further action by any Person, (i) each New Worthington Employee shall continue to be employed or engaged at New Worthington or such other member of the New Worthington Group as employs or engages such New Worthington Employee as of immediately prior to the Effective Time, and (ii) each Worthington Steel Employee shall continue to be employed or engaged at Worthington Steel or such other member of the Worthington Steel Group as employs or engages such Worthington Steel Employee as of immediately prior to the Effective Time. The Parties shall cooperate to effectuate any transfers of employment contemplated by this Agreement, including transfers necessary to ensure that all New Worthington Employees are employed or engaged at a member of the New Worthington Group and all Worthington Steel Employees are employed or engaged at a member of the Worthington Steel Group, in each case, as of immediately prior to the Effective Time.

(b) The Parties acknowledge and agree that (i) neither the Distribution nor any other transaction contemplated by the Separation Agreement or this Agreement shall constitute or be deemed to constitute a “change in control” or similar corporate transaction impacting the vesting or payment of any amounts or benefits for purposes of any New Worthington Benefit Arrangement, or Worthington Steel Benefit Arrangement, and (ii) no New Worthington Employee or Worthington Steel Employee shall (A) terminate or be deemed to terminate employment or service solely by virtue of the consummation of the Distribution, any transfer of employment or other service relationship contemplated hereby, or any related transactions or events contemplated by the Separation Agreement or this Agreement, or (B) become entitled to any severance, termination, separation or similar rights, payments or benefits, whether under any Benefit Arrangement or otherwise, in connection with any of the foregoing.

(c) The New Worthington Group and Worthington Steel Group agree to execute, and to seek to have the applicable Worthington Steel Employees execute, such documentation, if any, as may be necessary to reflect the transfer of employment described in this Section 2.2.

2.3 Assumption and Retention of Liabilities Generally.

(a) From and after the Effective Time, except to the extent such Liabilities become Liabilities of Worthington Steel pursuant to Section 2.3(b), New Worthington shall, or shall cause one or more members of the New Worthington Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all New Worthington Benefit Arrangements, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all current and former New Worthington Employees and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the New Worthington Group under this Agreement.

(b) From and after the Effective Time, Worthington Steel shall, or shall cause one or more members of the Worthington Steel Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all Worthington Steel Benefit Arrangements, whenever incurred; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Worthington Steel Employees, Former Worthington Steel Service Providers and Worthington Steel Independent Contractors and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the Worthington Steel Group under this Agreement.

(c) The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.

(d) Notwithstanding that a Delayed Transfer Worthington Steel Employee or Delayed Transfer New Worthington Employee shall not become employed by a member of the Worthington Steel Group or New Worthington Group, respectively, until the Delayed Transfer Date applicable to such employee, (i) Worthington Steel or New Worthington shall be responsible for, and shall timely reimburse the other for, all Liabilities incurred by New Worthington or Worthington Steel, respectively, with regard to each such Delayed Transfer Worthington Steel Employee or Delayed Transfer New Worthington Employee from the Effective Time to the Delayed Transfer Date applicable to such employee and (ii) the Parties shall use their reasonable efforts to effect the provisions of this Agreement with respect to the compensation and benefits of such Delayed Transfer Worthington Steel Employees and Delayed Transfer New Worthington Employees following the Delayed Transfer Date applicable to such employee, it being understood that it may not be possible to replicate the effect of such provisions under such circumstances.

(e) Notwithstanding any provision of this Agreement or the Separation Agreement to the contrary, Worthington Steel shall, or shall cause one or more members of the Worthington Steel Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill all Liabilities that have been accepted, assumed or retained under this Agreement irrespective of whether accruals for such Liabilities have been transferred to Worthington Steel or a member of the Worthington Steel Group or included on a combined balance sheet of the Worthington Steel Business or whether any such accruals are sufficient to cover such Liabilities.

2.4 Participation in New Worthington Benefit Arrangements. Except as provided in this Agreement or the Transition Services Agreement, effective no later than the Plan Transition Date, (i) Worthington Steel and each member of the Worthington Steel Group, to the extent applicable, shall cease to be a participating company in each New Worthington Benefit Arrangement, and (ii) each Worthington Steel Employee shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under each New Worthington Benefit Arrangement (except to the extent of previously accrued obligations that remain a Liability of any member of the New Worthington Group pursuant to this Agreement).

2.5 Service Recognition. With respect to each individual who, as of the Effective Time, is a Worthington Steel Employee:

(a) From and after the Effective Time, or if earlier and as applicable, the Plan Transition Date, and in addition to any applicable obligations under applicable Law, Worthington Steel shall, and shall cause each member of the Worthington Steel Group to, give such Worthington Steel Employee full credit for purposes of eligibility, vesting, and determination of level of benefits under each Worthington Steel Benefit Arrangement for such Worthington Steel Employee’s prior service with any member of the New Worthington Group or Worthington Steel Group or any predecessor thereto, to the same extent such service was recognized by the applicable New Worthington Benefit Arrangement; provided, that, such service shall not be recognized to the extent it would result in the duplication of benefits.

(b) Except to the extent prohibited by applicable Law, as soon as administratively practicable on or after the Plan Transition Date: (i) Worthington Steel shall waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to such Worthington Steel Employee under each Worthington Steel Welfare Plan in which Worthington Steel Employees participate (or are eligible to participate) to the same extent that such conditions and waiting periods were satisfied or waived under an analogous New Worthington Welfare Plan, and (ii) Worthington Steel shall provide or cause such Worthington Steel Employee to be provided with credit for any co-payments, deductibles or other out-of-pocket amounts paid during the plan year in which the Worthington Steel Employees become eligible to participate in the Worthington Steel Welfare Plans in satisfying any applicable co-payments, deductibles or other out-of-pocket requirements under any such plans for such plan year.

2.6 Information and Consultation. The Parties shall comply with all requirements and obligations to inform, consult or otherwise notify any Worthington Steel Employees or New Worthington Employees in relation to the transactions contemplated by this Agreement and the Separation Agreement, whether required pursuant to any collective bargaining agreement or applicable Law.

2.7 WARN. Notwithstanding anything set forth in this Agreement to the contrary, none of the transactions contemplated by or undertaken by this Agreement is intended to and shall not constitute or give rise to an “employment loss” or employment separation within the meaning of the federal Worker Adjustment and Retraining Notification (WARN) Act, or any other federal, state, or local Law regarding plant closings, mass layoffs, or other employment separations.

ARTICLE III.

CERTAIN BENEFIT PLAN PROVISIONS

3.1 Welfare Plans.

(a) (i) Effective as of the Plan Transition Date, the participation of each Worthington Steel Employee who is a participant in a New Worthington Welfare Plan shall automatically cease and (ii) New Worthington shall cause a member of the Worthington Steel Group (A) to have in effect, no later than the Plan Transition Date, Worthington Steel Welfare Plans providing health and welfare benefits for the benefit of each Worthington Steel Employee with terms that are substantially similar to those provided by the applicable New Worthington Welfare Plan to the applicable Worthington Steel Employee immediately prior to the date on which such Worthington Steel Welfare Plans become effective; and (B) effective on and after the date of cessation described in subsection (i) above, to fully perform, pay and discharge all claims of Worthington Steel Employees or Former Worthington Steel Service Providers, including but not limited to any claims incurred under any New Worthington Welfare Plan on or prior to the date on which such Worthington Steel Welfare Plans become effective, that remain unpaid as of the date on which such Worthington Steel Welfare Plans become effective, regardless of whether any such claim was presented for payment prior to, on or after such date.

(b) Notwithstanding anything to the contrary in this Section 3.1, to the extent any Worthington Steel Employee is, as of the Plan Transition Date, receiving payments as part of any short-term disability program that is part of any New Worthington Welfare Plan, such Worthington Steel Employee’s rights to continued short-term disability benefits (i) will end under the New Worthington Welfare Plan as of the Plan Transition Date; and (ii) all remaining rights will be recognized under the comparable Worthington Steel Welfare Plan as of the Plan Transition Date, and the remainder (if any) of such Worthington Steel Employee’s short-term disability benefits will be paid by the Worthington Steel Welfare Plan. To the extent such Worthington Steel Employee who is on short-term disability as of the Plan Transition Date under the New Worthington Welfare Plan and who subsequently qualifies for long-term disability benefits, such Worthington Steel Employee shall receive long-term disability benefits from the New Worthington Welfare Plan instead of from the Worthington Steel Welfare Plan; provided, however, that all other welfare benefits for such disabled Worthington Steel Employee shall be provided by the Worthington Steel Welfare Plan.

(c) As soon as practicable following the Distribution Date and if and to the extent not effected prior to the Distribution Date, New Worthington (acting directly or through any other member of the New Worthington Group) shall, in accordance with Revenue Ruling 2002-32, cause the portion of the New Worthington Cafeteria Plan applicable to the Worthington Steel Employees to be segregated into a separate component and the account balances in such component to be transferred to the Worthington Steel Cafeteria Plan, which will include any health flexible spending account and dependent care plan. The Worthington Steel Cafeteria Plan shall reimburse New Worthington or the New Worthington Cafeteria Plan to the extent amounts were paid by the New Worthington Cafeteria Plan and not collected from the applicable Worthington Steel Employee and such amounts are subsequently collected by the Worthington Steel Cafeteria Plan with respect to such Worthington Steel Employee.

3.2 401(k) Plan.

(a) (i) Effective as of the Plan Transition Date, New Worthington and Worthington Steel shall cause Worthington Steel to have in effect the Worthington Steel 401(k) Plan, and related trust that satisfy the requirements of Sections 401(a), 401(k) and 501(a) of the Code, with terms that are substantially similar to those provided by the New Worthington 401(k) Plan immediately prior to the date on which such Worthington Steel 401(k) Plan becomes effective (other than the ability to make additional investments in an investment fund invested primarily in New Worthington Common Stock), (ii) each Worthington Steel Employee who is a participant in the New Worthington 401(k) Plan shall automatically cease to be eligible to make or receive additional contributions under the New Worthington 401(k) Plan with respect to compensation earned on or after the date on which the Worthington Steel 401(k) Plan becomes effective, (iii) as soon as administratively practicable after the Worthington Steel 401(k) Plan becomes effective, New Worthington shall cause the accounts (including any outstanding participant loan balances) in the New Worthington 401(k) Plan attributable to Worthington Steel Employees and all of the Assets in the New Worthington 401(k) Plan related thereto to be transferred in-kind to the Worthington Steel 401(k) Plan, and (iv) effective as of the date that the Worthington Steel 401(k) Plan becomes effective, a member of the Worthington Steel Group, shall be the plan sponsor of the Worthington Steel 401(k) Plan, and such plan sponsor shall thereafter fully pay, perform and discharge, all obligations thereunder.

(b) The respective investment committees and other fiduciaries of the Worthington Steel 401(k) Plan and the New Worthington 401(k) Plan, shall determine (i) the period of time, if any, following the Effective Time, if, and to the extent, investments under such plans may be comprised of Worthington Steel Common Stock or New Worthington Common Stock, and (ii) the extent to which and when New Worthington Common Stock (in the case of the Worthington Steel 401(k) Plan) and Worthington Steel Common Stock (in the case of the New Worthington 401(k) Plan) shall cease to be investment alternatives of the respective plans.

(c) New Worthington shall retain all accounts and all Assets and Liabilities relating to the New Worthington 401(k) Plan in respect of each Former Worthington Steel Service Provider; provided that if any Worthington Steel Employee whose account balance is transferred from the New Worthington 401(k) Plan to the Worthington Steel 401(k) Plan, as set forth in Section 3.2(a) thereafter terminates employment after the Plan Transition Date but before the Effective Time, such individual’s account balance shall nonetheless continue to be held in, and subject to the terms and conditions of, the Worthington Steel 401(k) Plan.

3.3 Deferred Compensation Plans.

(a) (i) Effective as of the Plan Transition Date, New Worthington and Worthington Steel shall cause Worthington Steel to have in effect the Worthington Steel DCP, a non-qualified deferred compensation plan for the benefit of each Worthington Steel Employee that is eligible to participate in the New Worthington DCP immediately prior to the Plan Transition Date, with terms that are substantially similar to those provided to the applicable Worthington Steel Employee under the New Worthington DCP immediately prior to the date on which the Worthington Steel DCP becomes effective, (ii) the participation of each Worthington Steel Employee who is a participant in the New Worthington DCP shall cease effective upon the date on which the Worthington Steel DCP becomes effective, and (iii) each such Worthington Steel Employee shall become a participant in the Worthington Steel DCP, and, with respect to such Worthington Steel Employee, all deferral and payment elections made under the New Worthington DCP shall be applied under the Worthington Steel DCP as if made under the Worthington Steel DCP, and all contributions that otherwise would have been credited under the New Worthington DCP on or after the Plan Transition Date shall instead be credited to the Worthington Steel DCP.

(b) Effective as of the Plan Transition Date (i) the account balances of each Worthington Steel Employee under the New Worthington DCP shall be transferred to the Worthington Steel DCP and Worthington Steel shall cause Worthington Steel to fully perform, pay and discharge all obligations of the New Worthington DCP relating to such account balances, (ii) any such account balances that are payable in shares of New Worthington Common Stock shall be payable in shares of Worthington Steel Common Stock in accordance with the terms applicable to such account balances, (iii) any such account balances that were credited with earnings based on a rate of return relating to notional shares of New Worthington Common Stock shall instead be credited with earnings based on a rate of return relating to notional shares of Worthington Steel Common Stock, and (iv) any notional shares of New Worthington Common Stock and any shares of New Worthington Common Stock in a deferred share account shall be adjusted in the same manner as set forth in Section 4.2 as if such shares or notional shares of New Worthington Common Stock were New Worthington Restricted Stock Awards and such accounts shall thereafter relate to shares or notional shares of Worthington Steel Common Stock.

(c) New Worthington shall retain (i) all Assets, if any, relating to the New Worthington DCP in respect of New Worthington Employees, and (ii) all Liabilities in respect of each New Worthington Employee in respect of the New Worthington DCP, and any notional shares of New Worthington Common Stock and any shares of New Worthington Common Stock in a deferred share account under the New Worthington DCP shall be adjusted in the same manner as set forth in Section 4.2 as if such shares or notional shares of New Worthington Common Stock were New Worthington Restricted Stock Awards. New Worthington shall retain no Liability or Asset relating to the New Worthington DCP in respect of Worthington Steel Employees and Former Worthington Steel Service Providers that are assigned to Worthington Steel pursuant to Section 3.3(b).

(d) Effective as of the Effective Time or such earlier date agreed to by the Parties, Worthington Steel shall have in effect the Worthington Steel Director DCP with terms that are substantially similar to those provided under the New Worthington Director DCP. The New Worthington Director DCP shall continue in effect after the Distribution Date in accordance with its terms, with payments made to current and former members of the New Worthington Board pursuant to their applicable deferral elections. For purposes of clarity, with respect to any member of the New Worthington Board who ceases to serve as a member of the New Worthington Board at the Effective Time but who serves as a member of the board of directors of Worthington Steel at the Effective Time (i) the participation of each such member of the New Worthington Board who is a participant in the New Worthington Director DCP shall cease effective upon the date on which the Worthington Steel Director DCP becomes effective, (ii) each such member of the New Worthington Board shall become a participant in the Worthington Steel Director DCP, and, with respect to such member of the New Worthington Board, all deferral and payment elections made under the New Worthington Director DCP shall be applied under the Worthington Steel Director DCP as if made under the Worthington Steel DCP, and all contributions that otherwise would have been credited under the New Worthington Director DCP on or after the Plan Transition Date shall instead be credited to the Worthington Steel Director DCP and (iii) the account balances of each such member of the New Worthington Board shall be transferred to the Worthington Steel Director DCP in a manner consistent with Section 3.3(b) and (c).

(e) After the Effective Time, New Worthington shall pay any benefit accrued for a Worthington Steel Employee under the New Worthington Pre-2005 DCP in accordance with the terms and conditions of the New Worthington Pre-2005 DCP.

3.4 Chargeback of Certain Costs. Nothing contained in this Agreement shall limit New Worthington’s ability to charge back any Liabilities that it incurs in respect of any New Worthington Benefit Arrangement to any of its operating companies in the ordinary course of business consistent with its past practices.

ARTICLE IV.

EQUITY INCENTIVE AWARDS

4.1 Treatment of New Worthington Options.

(a) New Worthington Options Held by New Worthington Employees and Former New Worthington Employees. Each New Worthington Option that is outstanding as of immediately prior to the Effective Time that is held by a New Worthington Employee or Former New Worthington Employee shall be adjusted, as of the Effective Time into a post-Distribution New Worthington Option pursuant to the following adjustment provisions (and shall otherwise be subject to the same terms and conditions after the Effective Time as applied to such New Worthington Option immediately prior to the Effective Time):

(i) Shares Subject to the Post-Distribution New Worthington Option. The number of shares of New Worthington Common Stock subject to the post-Distribution New Worthington Option shall be equal to the product obtained by multiplying (x) the number of shares of New Worthington Common Stock subject to the New Worthington Option immediately prior to the Effective Time, times (y) the New Worthington Ratio, and rounding down to the nearest whole share.

(ii) Exercise Price of Post-Distribution New Worthington Option. The per share exercise price of the post-Distribution New Worthington Option shall be equal to the quotient obtained by dividing (x) the per share exercise price of the New Worthington Option immediately prior to the Effective Time, by (y) the New Worthington Ratio, and rounding such quotient up to the nearest whole cent.

(b) New Worthington Options Held by Worthington Steel Employees Worthington Steel Independent Contractors and Former Worthington Steel Service Providers. Each New Worthington Option that is outstanding as of to the Effective Time that is held by a Worthington Steel Employee, Worthington Steel Independent Contractor or Former Worthington Steel Service Provider shall be adjusted, as of immediately prior to the Effective Time into a Worthington Steel Option pursuant to the following adjustment provisions (and shall otherwise be subject to the same terms and conditions after the Effective Time as applied to such New Worthington Option immediately prior to the Effective Time):

(i) Shares Subject to New Worthington Steel Option. The number of shares of Worthington Steel Common Stock subject to the Worthington Steel Option shall be equal to the product obtained by multiplying (x) the number of shares of New Worthington Common Stock subject to the New Worthington Option immediately prior to the Effective Time, times (y) the Worthington Steel Ratio, and rounding down to the nearest whole share.

(ii) Exercise Price of New Worthington Steel Option. The per share exercise price of the Worthington Steel Option shall be equal to the quotient obtained by dividing (x) the per share exercise price of the New Worthington Option immediately prior to the Effective Time, by (y) the Worthington Steel Ratio, and rounding such quotient up to the nearest whole cent.

(c) The adjustments to the New Worthington Options contemplated by this Agreement, including without limitation, adjustments to the exercise price of New Worthington Options, to the number of shares subject to New Worthington Options and conversions into Worthington Steel Options and post-Distribution New Worthington Options, are all intended to comply in all respects with the requirements of Sections 409A and 424 of the Code, in each case, to the extent applicable, and all such provisions shall be interpreted and implemented in accordance with the foregoing.

4.2 Treatment of New Worthington Restricted Stock Awards. Subject to Section 4.5:

(a) New Worthington Restricted Stock Awards held by New Worthington Employees and New Worthington Non-Employee Directors. Each New Worthington Restricted Stock Award that is outstanding as of immediately prior to the Effective Time that is held by a New Worthington Employee or a New Worthington Non-Employee Director shall be adjusted, as of the Effective Time, into a New Worthington Restricted Stock Award that (i) covers a number of post-Distribution shares of New Worthington Common Stock determined by multiplying (A) the number of shares of New Worthington Common Stock covered by the New Worthington Restricted Stock Award immediately prior to the Effective Time by (B) the New Worthington Ratio (rounding such product down to the nearest whole share), and (ii) is subject to the same terms and conditions after the Effective Time as applied immediately prior to the Effective Time.

(b) New Worthington Restricted Stock Awards held by Worthington Steel Employees, Worthington Steel Non-Employee Directors and Worthington Steel Independent Contractors. Each New Worthington Restricted Stock Award that is outstanding as of immediately prior to the Effective Time that is held by a Worthington Steel Employee, a Worthington Steel Non-Employee Director or a Worthington Steel Independent Contractor shall be adjusted, as of the Effective Time, into a Worthington Steel Restricted Stock Award that (i) covers a number of shares of Worthington Steel Common Stock equal to the product obtained by multiplying (A) the number of shares of New Worthington Common Stock covered by the New Worthington Restricted Stock Award immediately prior to the Effective Time by (B) the Worthington Steel Ratio (rounding such product down to the nearest whole share), and (ii) is otherwise subject to the same terms and conditions after the Effective Time as applied to such New Worthington Restricted Stock Award immediately prior to the Effective Time.

4.3 Treatment of New Worthington Performance Awards. Subject to Section 4.5:

(a) New Worthington Performance Awards Held by New Worthington Employees.

(i) New Worthington Non-Retirement Eligible Holders – FY2024 and FY2025 Plans. Each New Worthington Performance Award with a performance period ending on May 31, 2024 or May 31, 2025 that is outstanding as of immediately prior to the Effective Time that is held by a New Worthington Non-Retirement Eligible Holder shall be adjusted, as of the Effective Time, into an award that (A) covers (i) a number of post-Distribution shares of New Worthington Common Stock determined by multiplying (x) the number of shares of New Worthington Common Stock covered by the New Worthington Performance Award immediately prior to the Effective Time that would have satisfied the applicable performance conditions based on actual performance as of the day immediately prior to the Distribution Date had the performance period ended on such date and after giving effect to the adjustments to the performance calculation methodology set forth on Exhibit A attached hereto, by (y) the New Worthington Ratio (rounding such product down to the nearest whole share) and (ii) an amount in cash equal to the portion of the cash award covered by the New Worthington Performance Award immediately prior to the Effective Time that would have satisfied the applicable performance conditions based on actual performance as of the day immediately prior to the Distribution Date had the performance period ended on such date and after giving effect to the adjustments to the performance calculation methodology set forth on Exhibit A attached hereto, (B) shall continue to be subject to vesting based on such New Worthington Employee’s continued employment with the New Worthington Group following the Distribution Date in accordance with the terms and conditions applicable to such New Worthington Performance Award as in effect immediately prior to the Distribution Date had the applicable performance period continued in effect, and (C) shall otherwise be subject to the same terms and conditions (including with respect to the payment or settlement of such New Worthington Performance Award) after the Effective Time as applied to the applicable New Worthington Performance Award immediately prior to the Effective Time.

(ii) New Worthington Retirement Eligible Holders – FY2024 and FY2025 Plans. Each New Worthington Performance Award with a performance period ending on May 31, 2024 or May 31, 2025 that is outstanding as of immediately prior to the Effective Time that is held by a New Worthington Retirement Eligible Holder shall be adjusted, as of the Effective Time, into an award that (A) covers (i) a number of post-Distribution shares of New Worthington Common Stock determined by multiplying (x) the number of shares of New Worthington Common Stock covered by the New Worthington Performance Award immediately prior to the Effective Time that would have satisfied the applicable performance conditions based on actual performance as of the day immediately prior to the Distribution Date had the performance period ended on such date and after giving effect to the adjustments to the performance calculation methodology set forth on Exhibit A attached hereto, by (y) the New Worthington Ratio (rounding such product down to the nearest whole share) and (ii) an amount in cash equal to the portion of the cash award covered by the New Worthington Performance Award immediately prior to the Effective Time that would have satisfied the applicable performance conditions based on actual performance as of the day immediately prior to the Distribution Date had the performance period ended on such date and after giving effect to the adjustments to the performance calculation methodology set forth on Exhibit A attached hereto, (B) shall vest immediately prior to the Effective Time with respect to such shares or cash determined in accordance with clause (i) and (ii) above, and shall be paid or settled, in each case, by New Worthington, no later than March 15 of the year following the year in which such vesting date occurs, and (C) shall otherwise be subject to the same terms and conditions after the Effective Time as applied to the applicable New Worthington Performance Award immediately prior to the Effective Time.

(iii) FY2026 Plan. Each New Worthington Performance Award with a performance period ending on May 31, 2026 that is outstanding as of immediately prior to the Effective Time that is held by a New Worthington Employee shall be adjusted, as of the Effective Time, into an award that (A) covers (i) a number of post-Distribution shares of New Worthington Common Stock determined by multiplying (x) the number of shares of New Worthington Common Stock covered by the New Worthington Performance Award immediately prior to the Effective Time, by (y) the New Worthington Ratio (rounding such product down to the nearest whole share) and (ii) an amount in cash equal to cash award covered by the New Worthington Performance Award immediately prior to the Effective Time, and (B) shall be subject to the same terms and conditions after the Effective Time as applied to such New Worthington Performance Award immediately prior to the Effective Time, subject to such adjustment to the applicable performance goals and/or performance calculation methodology as may be determined by the Compensation Committee of the New Worthington Board in its discretion to reflect the transactions contemplated by the Separation Agreement.

(b) New Worthington Performance Share Awards held by Worthington Steel Employees and Worthington Steel Independent Contractors.

(i) Worthington Steel Non-Retirement Eligible Holders – FY2024 and FY2025 Plans. Each New Worthington Performance Award with a performance period ending on May 31, 2024 or May 31, 2025 that is outstanding as of immediately prior to the Effective Time that is held by a Worthington Steel Non-Retirement Eligible Holder shall be adjusted, as of the Effective Time, into an award that (A) covers (i) a number of shares of Worthington Steel Common Stock determined by multiplying (x) the number of shares of New Worthington Common Stock covered by the New Worthington Performance Award immediately prior to the Effective Time that would have satisfied the applicable performance conditions based on actual performance as of the day immediately prior to the Distribution Date had the performance period ended on such date and after giving effect to the adjustments to the performance calculation methodology set forth on Exhibit A attached hereto, by (y) the Worthington Steel Ratio (rounding such product down to the nearest whole share) and (ii) an amount in cash equal to the portion of the cash award covered by the New Worthington Performance Award immediately prior to the Effective Time that would have satisfied the applicable performance conditions based on actual performance as of the day immediately prior to the Distribution Date had the performance period ended on such date and after giving effect to the adjustments to the performance calculation methodology set forth on Exhibit A attached hereto, (B) shall continue to be subject to vesting based on such Worthington Steel Employee’s or Worthington Steel Independent Contractor’s continued employment or service with the Worthington Steel Group following the Distribution Date in accordance with the terms and conditions applicable to such New Worthington Performance Award as in effect immediately prior to the Distribution Date had the applicable performance period continued in effect, and (C) shall otherwise be subject to the same terms and conditions (including with respect to the payment or settlement of such New Worthington Performance Award) after the Effective Time as applied to the applicable New Worthington Performance Award immediately prior to the Effective Time, as may be modified by New Worthington or Worthington Steel in order to reflect the transactions contemplated by the Separation Agreement.

(ii) Worthington Steel Retirement Eligible Holders – FY2024 and FY2025 Plans. Each New Worthington Performance Award with a performance period ending on May 31, 2024 or May 31, 2025 that is outstanding as of immediately prior to the Effective Time that is held by a Worthington Steel Retirement Eligible Holder shall be adjusted, as of the Effective Time, into an award that (A) covers (i) a number of post-Distribution shares of Worthington Steel Common Stock determined by multiplying (x) the number of shares of New Worthington Common Stock covered by the New Worthington Performance Award immediately prior to the Effective Time that would have satisfied the applicable performance conditions based on actual performance as of the day immediately prior to the Distribution Date had the performance period ended on such date and after giving effect to the adjustments to the performance calculation methodology set forth on Exhibit A attached hereto, by (y) the Worthington Steel Ratio (rounding such product down to the nearest whole share) and (ii) an amount in cash equal to the portion of the cash award covered by the New Worthington Performance Award immediately prior to the Effective Time that would have satisfied the applicable performance conditions based on actual performance as of the day immediately prior to the Distribution Date had the performance period ended on such date and after giving effect to the adjustments to the performance calculation methodology set forth on Exhibit A attached hereto, (B) shall vest immediately prior to the Effective Time with respect to such shares or cash determined in accordance with clause (i) and (ii) above, and shall be paid or settled, in each case, by Worthington Steel no later than March 15 of the year following the year in which such vesting date occurs, and (C) shall otherwise be subject to the same terms and conditions after the Effective Time as applied to the applicable New Worthington Performance Award immediately prior to the Effective Time, as may be modified by New Worthington or Worthington Steel in order to reflect the transactions contemplated by the Separation Agreement.

(iii) FY2026 Plan. Each New Worthington Performance Award with a performance period ending on May 31, 2026 that is outstanding as of immediately prior to the Effective Time that is held by a Worthington Steel Employee shall be adjusted, as of the Effective Time, into a Worthington Steel performance share and performance cash award (a “Worthington Steel Performance Award”) that (A) covers (i) a number of shares of Worthington Steel Common Stock determined by multiplying (x) the number of shares of New Worthington Common Stock covered by the New Worthington Performance Award immediately prior to the Effective Time by (y) the Worthington Steel Ratio (rounding such product down to the nearest whole share) and (ii) an amount in cash equal to cash award covered by the New Worthington Performance Award immediately prior to the Effective Time, and (B) shall be subject to the same terms and conditions after the

Effective Time as applied to such New Worthington Performance Award immediately prior to the Effective Time, as may be modified by New Worthington or Worthington Steel in order to reflect the transactions contemplated by the Separation Agreement (including with respect to the applicable performance goals and/or performance calculation methodology).

4.4 Worthington Steel Stock Plan. Effective as of the Effective Time, Worthington Steel shall adopt the Worthington Steel Stock Plan, which shall permit the grant and issuance of equity incentive awards denominated in Worthington Steel Common Stock as described in this Article IV.

4.5 General Terms.

(a) All of the adjustments described in this Article IV shall be effected in accordance with Sections 424 and 409A of the Code, in each case to the extent applicable.

(b) Without limiting the generality of the foregoing, with respect to awards held by Worthington Steel Employees, Worthington Steel Non-Employee Directors and Worthington Steel Independent Contractors, effective as of the Effective Time, references to employment or service, or termination of employment or service, in the applicable plan and/or award agreement shall be deemed to refer to employment or service, or termination of employment or service, with the Worthington Steel Group following the Distribution.

(c) The Parties shall use their reasonable best efforts to file the appropriate registration statements with respect to, and to cause to be registered pursuant to the Securities Act, the shares of Worthington Steel Common Stock authorized for issuance under the Worthington Steel Stock Plan, as required pursuant to the Securities Act, at or promptly following the Effective Time and in any event before the date of issuance of any Worthington Steel Common Stock pursuant to the Worthington Steel Stock Plan. New Worthington agrees that, following the Distribution Date, it shall use reasonable best efforts to continue to maintain an effective registration statement with respect to, and to cause to be registered pursuant to the Securities Act, the shares of New Worthington Common Stock authorized for issuance pursuant to the applicable awards described in this Article IV, as required by the Securities Act and any applicable rules or regulations thereunder.

(d) Each of the Parties shall establish an appropriate administration system in order to handle in an orderly manner exercises of New Worthington Options and Worthington Steel Options and the settlement of other equity awards described in this Article IV. The Parties shall work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include employment status and information required for tax withholding/remittance and reporting, compliance with trading windows and compliance with the requirements of the Exchange Act and other applicable Laws.

(e) The Parties hereby acknowledge that the provisions of this Article IV are intended to achieve certain Tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

ARTICLE V.

ADDITIONAL MATTERS

5.1 Cash Incentive Programs. Prior to or as soon as reasonably practicable following the Distribution Date, Worthington Steel shall, or shall cause another member of the Worthington Steel Group to, adopt, for the benefit of eligible Worthington Steel Employees, programs providing cash incentives, commissions, annual performance bonuses, or similar cash payments for the calendar year in which the Distribution Date occurs (the “Worthington Steel Cash Incentive Programs”) that are substantially similar to the applicable programs maintained by New Worthington for the benefit of such individuals prior to the Distribution Date (the “New Worthington Cash Incentive Programs”), provided that the applicable performance criteria may be adjusted in the discretion of the board of directors of Worthington Steel or the compensation committee thereof to reflect the transactions contemplated by the Separation Agreement. Following the Effective Time, Worthington Steel shall assume or retain, as applicable, responsibility for any and all payments, obligations and other Liabilities relating to (a) any amounts that any Worthington Steel Employee or any Former Worthington Steel Service Provider has either earned (if not payable by its terms prior to the Distribution Date) or has become eligible to earn, in either case, as of the Effective Time, under the New Worthington Cash Incentive Programs, and (b) any amounts that any Worthington Steel Employee or any Former Worthington Steel Service Provider has earned or is eligible to earn under any Worthington Steel Benefit Arrangement(s) providing cash incentive compensation, commissions, annual performance bonus, or similar cash payments (including the Worthington Steel Cash Incentive Programs), and shall fully perform, pay and discharge the foregoing if and when such payments, obligations and/or other Liabilities become due. Following the Effective Time, the Worthington Steel Group shall be solely responsible for, and no member of the New Worthington Group shall have any obligation or Liability with respect to, any and all such amounts.

5.2 Time-Off Benefits. Unless otherwise required by applicable Law, Worthington Steel shall (i) credit each Worthington Steel Employee with the amount of accrued but unused vacation time, paid time-off and other time-off benefits as such Worthington Steel Employee had with the New Worthington Group immediately before the date on which the employment of the Worthington Steel Employee transfers to Worthington Steel or any member of the Worthington Steel Group and (ii) permit each such Worthington Steel Employee to use such accrued but unused vacation time, paid time off and other time-off benefits in the same manner and upon the same terms and conditions as the Worthington Steel Employee would have been so permitted under the terms and conditions of the applicable New Worthington policies in effect for the year in which such transfer of employment occurs, up to and including full exhaustion of such transferred unused vacation time, paid-time off and other time-off benefits (if such full exhaustion would be permitted under the applicable New Worthington policies in effect for that year in which the transfer of employment occurs).

5.3 Workers’ Compensation Liabilities. Effective no later than the Effective Time, Worthington Steel shall, or shall cause a member of the Worthington Steel Group to, assume all Liabilities for Worthington Steel Employees, Worthington Steel Independent Contractors and Former Worthington Steel Service Providers related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage, whenever incurred (including claims incurred prior to the Effective Time but not reported until after the Effective Time), and Worthington Steel, or, as applicable, a member of the Worthington Steel Group, shall be fully responsible for the administration, management and payment of all such claims and satisfaction of all such Liabilities. Notwithstanding the foregoing, if Worthington Steel, or a member of the Worthington Steel Group, is unable to assume any such Liability or the administration, management or payment of any such claim solely because of the operation of applicable Law or due to such other circumstances as may be determined by New Worthington, New Worthington shall retain such Liabilities and Worthington Steel shall, or shall cause a member of the Worthington Steel Group to, reimburse and otherwise fully indemnify New Worthington for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen.

5.4 COBRA Compliance.

(a) Effective as of the Plan Transition Date, Worthington Steel (acting directly or through any other member of the Worthington Steel Group) and the Worthington Steel Welfare Plans shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA with respect to all Worthington Steel Employees and Former Worthington Steel Service Providers (and their respective dependents and beneficiaries), in each case, who experience a COBRA qualifying event at any time prior to, upon or after the Plan Transition Date. Effective as of the Plan Transition Date, New Worthington (acting directly or through any other member of the New Worthington Group) and the New Worthington Welfare Plans shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA with respect to all New Worthington Employees and Former New Worthington Employees (and their respective dependents and beneficiaries), in each case, who experience a COBRA qualifying event at any time prior to, upon or after the Plan Transition Date. Neither the consummation of the Distribution, any transfer of employment contemplated hereby, or any related transactions or events contemplated by the Separation Agreement, this Agreement or any other ancillary agreement shall constitute a COBRA qualifying event for purposes of COBRA with respect to any Worthington Steel Employees or Former Worthington Steel Service Providers (or any dependent or beneficiary thereof).

(b) Effective as of the Plan Transition Date, Worthington Steel (acting directly or through any other member of the Worthington Steel Group) shall be responsible for compliance with any certificate of creditable coverage or other applicable requirements of HIPAA or Medicare applicable to the Worthington Steel Welfare Plans with respect to Worthington Steel Employees and Former Worthington Steel Service Providers. New Worthington (acting directly or through any other member of the New Worthington Group) shall be responsible for compliance with any certificate of creditable coverage or other applicable requirements of HIPAA or Medicare applicable to the New Worthington Welfare Plans with respect to New Worthington Employees and Former New Worthington Employees.

5.5 Code Section 409A. Notwithstanding anything in this Agreement or the Tax Matters Agreement to the contrary, the Parties shall negotiate in good faith regarding the need for any treatment different from that otherwise provided herein with respect to the payment of compensation to ensure that the treatment of such compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, shall any Party be liable to another in respect of any Taxes imposed under, or any other costs or Liabilities relating to, Section 409A of the Code.

5.6 Payroll Taxes and Reporting. Notwithstanding anything in the Tax Matters Agreement to the contrary, with respect to Worthington Steel Employees, the Parties shall adopt the “standard procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53 (“Rev. Proc. 2004-53”). Each Party shall be responsible for filing IRS Forms 941 for its respective employees.

5.7 Regulatory Filings. Subject to applicable Law and notwithstanding anything in the Tax Matters Agreement to the contrary, New Worthington shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Effective Time, except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which New Worthington shall provide data and information (to the extent permitted by applicable Laws) to Worthington Steel, which shall be responsible for making, or causing a member of the Worthington Steel Group to make, such filings in respect of Worthington Steel Employees.

5.8 Disability. For any Former Worthington Steel Service Provider who is, as of the Effective Time, receiving payments as part of any long-term disability program that is part of a New Worthington Welfare Plan, and has been receiving payments from such plan for twelve (12) months or fewer before the Effective Time, to the extent such Former Worthington Steel Service Provider may have any “return to work” rights under the terms of such New Worthington Welfare Plan, such Former Worthington Steel Service Provider’s eligibility for re-employment shall be with Worthington Steel or a member of the Worthington Steel Group, subject to availability of a suitable position (with such availability to be determined in the sole discretion by Worthington Steel or the applicable member of the Worthington Steel Group). For purposes of clarity, no Former Worthington Steel Service Provider described in this subsection will have return-to-work rights after the first anniversary of the Effective Time.

5.9 Certain Requirements. Notwithstanding anything in this Agreement to the contrary, if the terms of applicable Law require that any assets or Liabilities be retained by the New Worthington Group or transferred to or assumed by the Worthington Steel Group in a manner that is different from that set forth in this Agreement, such retention, transfer or assumption shall be made in accordance with the terms of such applicable Law and shall not be made as otherwise set forth in this Agreement.

ARTICLE VI.

GENERAL AND ADMINISTRATIVE

6.1 Employer Rights. Nothing in this Agreement shall be deemed to be an amendment to any New Worthington Benefit Arrangement or Worthington Steel Benefit Arrangement or to prohibit New Worthington, Worthington Steel, or any member of the New Worthington Group or Worthington Steel Group, as the case may be, from amending, modifying or terminating any New Worthington Benefit Arrangement or Worthington Steel Benefit Arrangement at any time within its sole discretion.

6.2 Effect on Employment. Nothing in this Agreement is intended to or shall confer upon any employee or former employee of New Worthington, the New Worthington Group, Worthington Steel or the Worthington Steel Group any right to continued employment, or any recall or similar rights to any such individual on layoff or any type of approved leave.

6.3 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

6.4 Access to Employees. On and after the Effective Time, New Worthington and Worthington Steel shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between New Worthington and Worthington Steel) to which any employee or director of the New Worthington Group or the Worthington Steel Group or any New Worthington Benefit Arrangement or Worthington Steel Benefit Arrangement is a party and which relates to a New Worthington Benefit Arrangement or Worthington Steel Benefit Arrangement. The Party to whom an employee is made available in accordance with this Section 6.4 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

6.5 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to Worthington Steel Employees under New Worthington Benefit Arrangements shall be transferred to and be in full force and effect under the corresponding Worthington Steel Benefit Arrangements until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant Worthington Steel Employee.

6.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any Worthington Steel Employee or other current or former employee, officer, director or contractor of the New Worthington Group or Worthington Steel Group, other than the Parties and their respective successors and assigns.

6.7 No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, no participant in any Worthington Steel Benefit Arrangement or any other benefit plans or arrangements shall receive benefits that duplicate benefits provided to such individual by a corresponding New Worthington Benefit Arrangement, and no participant in any New Worthington Benefit Arrangement or any other benefit plans or arrangements of a member of the New Worthington Group shall receive benefits that duplicate benefits provided to such individual by a corresponding Worthington Steel Benefit Arrangement. Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any Worthington Steel Employee or other former, current or future employee of the New Worthington Group or Worthington Steel Group under any New Worthington Benefit Arrangement or Worthington Steel Benefit Arrangement.

6.8 Employee Benefits Administration. At all times following the date hereof, the Parties will cooperate in good faith as necessary to facilitate the administration of employee benefits and the resolution of related employee benefit claims with respect to Worthington Steel Employees, Former Worthington Steel Service Providers and New Worthington Employees and service providers of New Worthington, as applicable, including with respect to the provision of employee level information necessary for the other Party to manage, administer, finance and file required reports with respect to such administration.

ARTICLE VII.

MISCELLANEOUS

7.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to each other Party. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile, electronic mail (including .pdf, DocuSign or other electronic signature) or other transmission method shall be deemed to have been duly and validly delivered and shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(b) This Agreement, the Separation Agreement, and the exhibits, annexes and schedules hereto and thereto, contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c) Each Party represents on behalf of itself and each other member of its Group as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement to which it is a party and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been or will be duly executed and delivered by it and constitutes or will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof.

7.2 Governing Law. This Agreement (and any claims or Disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Ohio, irrespective of the choice of laws principles of the State of Ohio, including all matters of validity, construction, effect, enforceability, performance and remedies.

7.3 Assignability. Except as set forth in this Agreement or the Separation Agreement, this Agreement shall be binding upon and inure to the benefit of the other Party or the other parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that no Party or party thereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement or the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control.

7.4 Third-Party Beneficiaries. Except for the release and indemnification rights under this Agreement of any New Worthington Indemnitee or Worthington Steel Indemnitee in their respective capacities as such, and the provisions of Section 5.1(d) of the Separation Agreement as to directors and officers of New Worthington Group and Worthington Steel Group: (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including, without limitation, any shareholders of New Worthington or shareholders of Worthington Steel) except the Parties hereto any rights or remedies hereunder; and (b) there are no third-party beneficiaries of this Agreement and neither this Agreement, the Separation Agreement nor any Ancillary Agreement shall provide any third Person (including, without limitation, any shareholders of New Worthington or shareholders of Worthington Steel) with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

7.5 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email with receipt confirmed, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.5):

If to New Worthington, to:

Worthington Industries, Inc.

200 West Old Wilson Bridge Road

Columbus, OH 43085

Attention: Patrick Kennedy, General Counsel

Email: patrick.kennedy@worthingtonindustries.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Cathy Birkeland; Christopher Drewry

Email: cathy.birkeland@lw.com; christopher.drewry@lw.com

If to Worthington Steel, to:

Worthington Steel, Inc.

100 West Old Wilson Bridge Road

Columbus, OH 43085

Attention: Michaune Tillman, General Counsel

Email: michaune.tillman@worthingtonindustries.com

Any Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.

7.6 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

7.7 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise provided therein, the Separation Agreement or any other Ancillary Agreement for any delay or failure to fulfill any obligation, other than a delay or failure to make a payment, so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement, the Separation Agreement and the other Ancillary Agreements, as applicable, as soon as reasonably practicable.

7.8 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

7.9 Survival of Covenants. Except as expressly set forth in this Agreement, the Separation Agreement or any other Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and the Ancillary Agreements, and liability for the breach of any obligations contained herein or therein, shall survive the Separation and the Distribution and shall remain in full force and effect in accordance with their terms.

7.10 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement, the Separation Agreement or any other Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

7.11 Dispute Resolution. Any and all disputes, controversies and claims arising hereunder, including with respect to the validity, interpretation, performance, breach or termination of this Agreement shall be resolved through the procedures provided in Article IV of the Separation Agreement.

7.12 Amendments. No provisions of this Agreement, the Separation Agreement or any other Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it sought to enforce such waiver, amendment, supplement or modification is sought to be enforced; provided, at any time prior to the Effective Time, the terms and conditions of this Agreement, including terms relating to the Separation and the Distribution, may be amended, modified or abandoned by and in the sole and absolute discretion of the New Worthington Board without the approval of any Person, including Worthington Steel or New Worthington.

7.13 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

7.14 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

7.15 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a shareholder, director, employee, officer, agent or representative of New Worthington or Worthington Steel, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of New Worthington or Worthington Steel, as applicable, under this Agreement, the Separation Agreement or any other Ancillary Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of New Worthington or Worthington Steel, for itself and its respective Subsidiaries and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

7.16 Exclusivity of Tax Matters. Notwithstanding any other provision of this Agreement, the Tax Matters Agreement shall exclusively govern all matters related to Taxes (including allocations thereof) addressed therein. If there is a conflict between any provision of this Agreement, the Separation Agreement or of any other Ancillary Agreement (other than the Tax Matters Agreement), on the one hand, and the Tax Matters Agreement, on the other hand, and such provisions relate to matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall control.

7.17 Limitations of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT, THE SEPARATION AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT TO THE CONTRARY, NEITHER WORTHINGTON STEEL NOR ITS AFFILIATES, ON THE ONE HAND, NOR NEW WORTHINGTON NOR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE OTHER FOR ANY INCIDENTAL CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO INDEMNIFICATION OF SUCH DAMAGES, INCLUDING ALL COSTS, EXPENSES, INTEREST, ATTORNEYS’ FEES, DISBURSEMENTS AND EXPENSES OF COUNSEL, EXPERT AND CONSULTING FEES AND COSTS RELATED THERETO OR TO THE INVESTIGATION OR DEFENSE THEREOF, PAID BY AN INDEMNITEE IN RESPECT OF A THIRD-PARTY CLAIM).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

WORTHINGTON INDUSTRIES, INC.

By:
Name: Title:

WORTHINGTON STEEL, INC.

By:
Name: Title: